UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  FORM 8-K/A-1

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                                 August 1, 2000
                Date of Report (Date of earliest event reported)



                         CHOICE ONE COMMUNICATIONS INC.


             (Exact name of registrant as specified in its charter)


            Delaware                 0-29279                16-1550742
            --------                 -------                ----------
(State of other jurisdiction of    (Commission            (IRS Employer
 incorporation or organization)     File No.)          Identification No.)

            100 Chestnut Street, Suite 600, Rochester, New York 14604

              (Address of principal executive offices and zip code)

                                 (716) 246-4231

              (Registrant's telephone number, including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

Acquisition of US Xchange, Inc.

         On August 1, 2000, Choice One Communications Inc. (the "Company") consummated the merger pursuant to the Agreement and Plan of Merger (the "Merger Agreement") (which was filed as Exhibit 99.2 to the Company's 8-K/A dated May 14, 2000) with US Xchange, Inc. (formerly known as US Xchange, L.L.C.), a Delaware corporation ("US Xchange"), and the stockholder of US Xchange, pursuant to which US Xchange merged with and into Barter Acquisition Corporation, a wholly owned subsidiary of the Company (the "Merger").

         On August 11, 2000 we filed an 8-K dated August 1, 2000 describing the completion of the Merger and on September 15, 2000 we filed an amendment to that 8-K incorporating certain unaudited and pro forma financial statements of US Xchange under Item 7. This filing is to incorporate certain additional unaudited financial statements of US Xchange not available at the time to such 8-K filing and update the unaudited pro forma condensed combined statement of operations to include the year ended December 31, 2000.



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
                                                                 Page
(a)      Unaudited financial statements of US Xchange, L.L.C.
         for the six months ended June 30, 2000                   6

(b)      Pro Forma Financial Information for the year ended
         December 31, 2000                                        3





                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 CHOICE ONE COMMUNICATIONS INC.

Dated: April 26, 2001           By:   /S/ Ajay Sabherwal
                                 Name:    Ajay Sabherwal
                                 Title:   Executive Vice President - Finance
                                          Chief Financial Officer

                          UNAUDITED PRO FORMA CONDENSED
                         COmbined FINANCIAL INFORMATION

         The following unaudited pro forma condensed combined financial statement combines the historical consolidated statement of operations of Choice One Communications Inc. and subsidiaries (the "Company") with that of US Xchange Inc. ("US Xchange"), including respective subsidiaries after giving effect to the merger. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000 gives effect to the merger with US Xchange as if it occurred on January 1, 2000. These statements are prepared based on the merger being accounted for as a purchase and on the assumptions described in the notes to these unaudited pro forma condensed combined financial statements.

         The following unaudited pro forma financial information has been prepared based upon, and should be read in conjunction with, the audited historical consolidated financial statements of the Company and unaudited historical consolidated financial statements of US Xchange. The unaudited pro forma condensed combined financial statement is not necessarily indicative of the operating results that would have occurred had the merger been complete at the beginning of the period for which the merger is being given effect, nor is it necessarily indicative of any future financial position or operating results.

         US Xchange transferred all of the fiber business to RVP Fiber Company, L.L.C., an entity controlled by US Xchange's sole stockholder prior to the consummation of the merger; provided, however, such entity will grant the Company indefeasible rights of use (IRU) with respect to 8 fiber strands on each route (except routes where 8 fiber strands exceed 50% of US Xchange's capacity, in which case the Company will receive 4 strands). The pro forma condensed combined statement of operations reflects the transfer of the fiber business for the year ended December 31, 2000.

         The unaudited pro forma statement is based upon currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances.

         Unaudited Pro Forma Condensed Combined Statement of Operations
                      For the Year Ended December 31, 2000
             (Amounts in thousands, except share and per share data)


                                             Choice One        US Xchange       Pro Forma          Pro Forma
                                             Historical        Historical     Adjustments           Combined
Revenue.................................     $   68,082         $  25,438      $    1,407(1)(2)   $   94,927

Operating expenses:
     Network costs......................         56,182            27,355          (5,960)(1)         77,577
     Selling, general and administrative        173,197            18,394          11,798(1)(3)      203,389
     Depreciation and amortization......         41,003            10,407          24,698(2)(4)       76,108
                                               --------           -------         -------            -------
     Total operating expenses...........        270,382            56,156          30,536            357,074
                                              ---------           -------         -------            -------

Loss from operations....................       (202,300)          (30,718)        (29,129)          (262,147)

Interest income (expense), net..........        (14,552)          (19,978)         12,224(5)         (22,306)
                                              ---------          --------        --------           -------

Net loss................................       (216,852)          (50,696)        (16,905)          (284,453)
                                              ---------          --------        --------           -------

Accretion of preferred stock............          2,393               --            5,450(6)           7,843
Accrued preferred stock dividends.......         11,830               --           13,121(6)          24,951
                                             ----------          --------        --------           -------

Net loss applicable to common stock.....     $ (231,075)        $ (50,696)     $  (35,476)        $ (317,247)
                                             ==========         =========        =========        =========

Weighted average number of shares
    outstanding, basic and diluted......     32,481,307                         4,478,900(7)      33,924,783
                                             ==========                         ============      ==========

Net loss per share, basic and diluted...     $   (7.11)                                           $   (9.35)
                                             ==========                                           ==========



The accompanying notes are an integral part of these financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000

         The unaudited 2000 condensed combined pro forma statement of operations reflects the combination of the statement of operations of the Company for the year ended December 31, 2000 and the statement of operations of US Xchange for the seven months ended July 31, 2000.

1. Reflects the reclassification of the bad debt expense of $1.5 million from revenue and switching and network operation center costs of $6.0 million related to cost of communication from network costs to selling, general and administrative expenses in conformity with the presentation of the Company.

2. Reflects the results of the fiber business for the seven months ended July 31, 2000. The impact to net loss, revenue and depreciation and amortization is a reduction of $0.4 million, $0.1 million, and $0.5 million, respectively. The fiber business was transferred to RVP Fiber Company, L.L.C. prior to the acquisition of US Xchange.

3. Reflects deferred compensation of $4.3 million for issuance of common shares to employees of US Xchange. The common shares vest 50% per annum over two years.

4. Reflects an increase in amortization expense of $25.2 million related to the amortization of the acquired goodwill, customer base and IRU. The value of the acquired goodwill ($318.1 million)is based on estimates and will be adjusted based upon the final allocation of the purchase price and is amortized using the straight-line method with an estimated useful life of 10 years. The value of the acquired customer base is $48.5 million, is based on estimates, and is amortized using the straight-line method with an estimated useful life of 5 years. The value of the IRU is $34.3 million, is based on estimates, and is amortized using the straight-line method with an estimated useful life of twenty years.

5. Reflects a decrease in interest expense, net of $22.3 million related to the debt of US Xchange not assumed as part of the acquisition, offset by an increase in interest expense of $10.1 million related to the new debt incurred to finance a portion of the acquisition. The weighted average interest rate on the new debt was 13.15% per annum.

6. Reflects the accretion of preferred stock over a five year period (the preferred stock becomes redeemable by the company on the fifth anniversary of the issue date) and accrued preferred stock dividends issued in connection with the financing of this transaction. The preferred stock provides for annual dividends of 14% (which are payable in kind for the first five years).

7. Reflects 6.7 million common shares issued in connection with the acquisition of US Xchange outstanding for an additional portion of the year.

INTERIM FINANCIAL STATEMENTS:


                               US XCHANGE, L.L.C.
                           CONSOLIDATED BALANCE SHEETS

                                                                         JUNE 30,          DECEMBER 31,
                                                                           2000                  1999
                                                                           ---------------------------
                                                                       (unaudited)
ASSETS
CURRENT ASSETS
Cash and equivalents                                                   $   277,281              $   189,304
Investments                                                              1,314,970                       --
Restricted investments                                                  29,172,915               28,795,226
Accounts receivable, less allowance
  for doubtful accounts of $1,698,081 and $792,000                       8,178,246                5,995,466
Other current assets                                                     1,298,031                1,003,960
                                                                       -----------               ----------

TOTAL CURRENT ASSETS                                                    40,241,443               35,983,956
                                                                       -----------               ----------

NETWORKS AND EQUIPMENT
Networks and networks in process                                       132,176,935              125,797,486
Furniture and equipment                                                 21,086,590               19,423,809
Leasehold improvements                                                   7,789,233                7,451,545
                                                                       -----------              -----------
                                                                       161,052,758              152,672,840
Less accumulated depreciation and amortization                          25,398,213               16,566,408
                                                                       -----------              -----------
NET NETWORKS AND EQUIPMENT                                             135,654,545              136,106,432
                                                                       -----------              -----------

OTHER ASSETS
Restricted investments                                                  14,667,215               28,873,973
Debt issuance costs, net                                                 6,606,177                7,029,423
Miscellaneous                                                            2,337,857                2,106,239
                                                                       -----------               ----------

TOTAL OTHER ASSETS                                                      23,611,249               38,009,635
                                                                       -----------               ----------
TOTAL ASSETS                                                          $199,507,237             $210,100,023
                                                                      ============             ============

LIABILITIES AND MEMBER'S DEFICIT
CURRENT LIABILITIES
Accounts payable                                                     $  10,327,600             $  9,286,552
Accrued interest                                                        15,060,446               15,191,526
Accrued other liabilities                                                3,228,632                2,105,387
Current maturities of long-term debt                                     2,199,999                  800,000
Senior secured facility                                                 50,000,000               50,000,000
                                                                      ------------             ------------
TOTAL CURRENT LIABILITIES                                               80,816,677               77,383,465
UNEARNED REVENUE                                                        10,849,670                3,406,414

LONG-TERM DEBT, LESS CURRENT MATURITIES
15% Senior Notes                                                       200,000,000              200,000,000
Notes payable                                                            5,318,000                1,800,000
Member Subordinated Debt (including accrued interest)                   31,802,149               14,746,750
                                                                       -----------              -----------
TOTAL LIABILITIES                                                      328,786,496              297,336,629

MEMBER'S DEFICIT
Capital contributions                                                   61,600,000               60,000,000
Accumulated deficit                                                   (190,879,259)            (147,236,606)
                                                                      -------------            ------------
TOTAL MEMBER'S DEFICIT                                                (129,279,259)             (87,236,606)
                                                                      -------------            ------------
TOTAL LIABILITIES AND MEMBER'S DEFICIT                                $199,507,237              $210,100,023
                                                                      ============              ============

See accompanying notes to unaudited consolidated financial statements.

                               US XCHANGE, L.L.C.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                                                  SIX MONTHS ENDED
                                                      JUNE 30,
                                                     --------
                                                2000                    1999
                                           -------------           -------------

Revenue                                     $22,161,499            $10,287,428
Costs and expenses:
     Cost of communication services          22,629,470             17,484,914
     Selling, general and administrative     17,497,632             20,195,837
     Depreciation and amortization            8,831,805              5,420,642
                                          -------------          -------------
Total costs and expenses                     48,958,907             43,101,393
                                          -------------           ------------
Loss from operations                        (26,797,408)           (32,813,965)
                                          -------------          -------------
Interest expense                            (18,084,732)           (12,538,903)
                                          -------------          -------------
Interest income                               1,239,487             2,322,185
                                          --------------         -------------
Net loss                                   $(43,642,653)          $(43,030,683)
                                          ==============         ==============


See accompanying notes to unaudited consolidated financial statements.

                               US XCHANGE, L.L.C.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                                  SIX MONTHS ENDED
                                                                                        JUNE 30,
                                                                                        --------
                                                                             2000                       1999
                                                                             -----                      -----
OPERATING ACTIVITIES
Net loss                                                               $ (43,642,653)            $ (43,030,683)
Adjustments to reconcile net loss
to net cash used in operating activities:
     Depreciation and amortization                                         8,831,805                 5,420,642
     Amortization of deferred financing and other
         deferred costs                                                    1,525,990                         -
     Provision for doubtful accounts                                         906,081                   171,177
     Interest earned on restricted investments                            (1,272,747)               (1,901,449)
     Increase in unearned revenue                                          7,443,256                 1,141,963
     Changes in assets and liabilities:
         Accounts receivable                                              (3,088,861)               (2,771,516)
         Other current assets                                               (294,070)                 (472,380)
         Accounts payable                                                  1,041,048                (3,900,519)
         Accrued liabilities                                                 992,165                 1,109,771
                                                                         ------------             -------------
NET CASH USED IN OPERATING ACTIVITIES                                    (27,557,986)              (44,232,994)
                                                                         ------------             -------------

INVESTING ACTIVITIES
Increase in restricted investments                                        12,471,876                15,500,000
Increase in investments                                                    1,314,970                         -
Purchase of networks and equipment                                        (8,379,918)              (34,224,394)
Increase in other assets                                                  (1,334,363)                 (785,354)
                                                                         ------------             -------------
NET CASH PROVIDED BY (USED IN)
     INVESTING ACTIVITIES                                                  4,072,565               (19,509,748)
                                                                         ------------             -------------

FINANCING ACTIVITIES
Proceeds from long-term debt                                              17,055,399                27,637,500
Repayment of long-term debt                                                        -                  (333,333)
Repayment of not payable                                                    (400,001)                        -
Proceeds from capital contribution                                         1,600,000                         -
Borrowings from Choice One                                                 5,318,000                         -
Direct costs of financing                                                          -                (1,010,949)
                                                                          ------------            -------------
NET CASH PROVIDED BY
     FINANCING ACTIVITIES                                                 23,573,398                26,293,218
                                                                          ------------            -------------

NET INCREASE (DECREASE)
     IN CASH AND EQUIVALENTS                                                  87,977               (37,449,524)
Cash and equivalents, beginning of period                                    189,304                40,018,552
                                                                       ---------------            -------------
Cash and equivalents, end of period                                    $     277,281            $    2,569,028
                                                                       ===============            =============

Supplemental Disclosure of Cash Flow Information
     Interest Paid (net of amounts capitalized)                        $  17,718,632            $   12,933,502
                                                                       ===============            =============


See accompanying notes to unaudited consolidated financial statements.

                               US XCHANGE, L.L.C.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE SIX MONTHS
                              ENDED JUNE 30, 2000
                                   (unaudited)

1.       BASIS OF PRESENTATION

The consolidated balance sheet of US Xchange, L.L.C. (the "Company") at December 31, 1999 was obtained from the Company's audited balance sheet as of that date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. The Company's accounting policies and certain other disclosures are set forth in the notes to the Company's audited consolidated financial statements as of and for the year ended December 31, 1999.

2.       INVESTMENTS

Short-term investments consist of an investment in foreign currencies. The investments are considered available for sale and are stated at the fair value. In August 2000, the investment was liquidated for $1.3 million.

3.       RESTRICTED INVESTMENTS

Restricted investments consist of U.S. government securities and money market funds plus accrued interest thereon purchased in connection with the 15% Senior Notes (see Note 5) to secure the first three years' (six semi-annual) interest payments on these notes, which payments the Company commenced on January 1, 1999. All these investments are classified as held-to-maturity securities. Such investments are stated at cost, which approximates fair value, and are reported in both current and long-term assets, based upon the maturity dates of the individual securities.

4.       UNEARNED REVENUE

Sales of indefeasible rights to use fiber or capacity ("IRU") are recorded as unearned revenue at the earlier of the acceptance of the applicable portion of the network by the customer or the receipt of cash. The revenue is recognized over the life of the agreement as services are provided beginning on the date of customer acceptance. IRU revenue of $96,000 was earned during the six months ended June 30, 2000. There was no IRU revenue earned during the six months ended June 30, 1999.

5.       LONG-TERM DEBT

In August 1999, the Company entered into a Line of Credit Agreement with its sole member for up to $50 million in subordinated debt financing. Borrowings under this arrangement totaled $31.8 million at June 30, 2000. Under this subordinated line of credit, interest accrues on outstanding borrowings at a floating rate equal to prime rate less 1.25% (effectively 8.25% at June 30, 2000), and borrowings are secured by all present and future assets of the Company and are subordinated to the indebtedness under the Company's current and any future secured credit facilities. Repayment of borrowings under this line of credit and all accrued interest will commence upon the repayment of all obligations under the Company's current and any future secured credit facilities.

On April 30, 1999, the Company obtained a $50 million senior secured credit facility, pursuant to a Loan and Security Agreement among the Company's wholly-owned subsidiary, US Xchange Finance Company, L.L.C., as borrower, the Company and its operating subsidiaries, as guarantors, and General Electric Capital Corporation ("GE Capital"), as Administrative Agent and lender. As of June 30, 2000 the $50 million was outstanding. Issuance costs approximating $1 million are being ratably amortized over the term of the facility. During 1999, unused portions of this facility were subject to a commitment fee ranging between 0.75% and 1.25% of the unused amount.

Loans under this facility bear interest at a floating rate equal to either a defined base rate plus 3.0% or at LIBOR plus 4.0%, at the borrower's option. The effective interest rate was 11.0% at June 30, 2000. The aggregate outstanding principal is repayable in quarterly installments, commencing July 31, 2002 and continuing through April 30, 2007, based upon the following annual debt reduction formula: 10%, 15%, 20%, 25% and 30%. Borrowings are secured by all present and future real and personal property, assets and revenue of the borrower and its subsidiaries. The Company and the subsidiaries of the borrower have guaranteed the repayment of all indebtedness under this facility.

The senior secured revolving credit facility contains financial performance covenants regarding minimum quarterly revenue, maximum quarterly EBITDA losses and maximum annual capital expenditures, with which the Company did not comply for the quarters ended December 31, 1999 and June 30, 2000 and for the year ended December 31, 1999. (EBITDA consists of earnings (loss) before net interest, income taxes, depreciation and amortization.) GE Capital has agreed to forbear from exercising any remedies against the Company as a result of the non-compliance with these covenants through the earlier of a Termination Event, as defined by GE Capital, or July 31, 2000 (the "forbearance period"). As a result, the Company has classified the GE Capital senior secured credit facility as a current liability since there is no assurance that GE Capital will not require repayment of this credit facility after the forbearance period expires. However, it is anticipated that this credit facility will be settled as a result of the impending merger of the Company's new parent (see Note 8).

On June 25, 1998, the Company completed a sale of $200 million principal amount of 15% Senior Notes, due 2008 (the "15% Senior Notes"). Of the total net proceeds approximating $193.0 million, the Company placed approximately $82.5 million, representing funds, together with interest thereon, sufficient to pay the first six semi-annual interest payments on the 15%

Senior Notes, into an escrow account for the benefit of the holders. Issuance costs approximating $7.0 million are being amortized ratably over the term of the debt. Interest on the 15% Senior Notes is payable semi-annually, on January 1 and July 1, commencing January 1, 1999. The Company made interest payments of $15 million, $15.5 million and $15.0 million on January 1, 2000, July 1, 1999 and January 1, 1999, respectively, to the holders of the 15% Senior Notes. The 15% Senior Notes are non-callable and mature in full on July 1, 2008.

The 15% Senior Notes are unsubordinated, unsecured senior indebtedness of the Company. The Company's subsidiaries have no obligation to pay amounts due on the 15% Senior Notes and do not guarantee the 15% Senior Notes. Therefore, the 15% Senior Notes are effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. The 15% Senior Notes are subject to certain covenants that, among other things, restrict the ability of the Company and certain subsidiaries to incur additional indebtedness, pay dividends or make distributions or redemptions in respect of membership interests.

On August 28, 1997, the Company entered into a credit facility agreement with a local bank that provided for borrowings of up to $4 million for the acquisition of office furniture, equipment and computer software and for construction costs related to leasehold improvements of office and switch site locations. In March 1998, the credit facility was fully utilized and converted into a term note payable in 60 equal monthly installments commencing April 1998. Amounts borrowed bear interest at 1/2% under the bank's prime rate or 2% over the bank's cost of funds, at the Company's option. The effective rate was 9.00% at June 30, 2000. Specific assets and the guarantee of an affiliated company owned by the Company's majority member secure all borrowings. The credit facility also provides that the affiliated company maintains minimum debt to tangible net worth and current ratio levels. At June 30, 2000, the affiliated company was in compliance with the covenant requirements. As a result, the Company has classified the borrowings as a current liability.

The aggregate principal repayments of long-term debt over the next five years are as follows:

YEAR ENDING DECEMBER 31,
2000 (6 months)                                                   400,000
2001                                                              800,000
2002                                                              800,000
2003                                                              200,000

6.       RELATED PARTY TRANSACTIONS

Under an expense sharing agreement with an affiliated company, the Company incurred $38,700 and $172,100 relating to management and administrative services for the six months ended June 30, 2000 and 1999, respectively. In October 1999, the Company entered into a lease agreement with the affiliated company for certain office furniture in its corporate administrative offices. Total lease costs under this agreement for the six months ended June 30, 2000 was $97,500.

The Company also leases its corporate administrative offices from two companies each of which is 50% controlled by the same affiliated company. Rents paid under these lease agreements were $788,000 and $277,000 for the six months ended June 30, 2000 and 1999, respectively. The Company has a lease agreement with another affiliated company owned by the majority member
for  aircraft   transportation   services.   Total  costs  incurred  under  this
arrangement for the six months ended June 30, 2000 and 1999 were $28,000 and $62,000, respectively.

The Company's member contributed $1.6 million to the Company in 2000.

See also Note 5 regarding the Company's borrowings under the subordinated line of credit from the Company's sole member.

7.       LEASES

The Company leases administrative and sales office facilities, operating sites and certain equipment under noncancelable operating leases having initial or remaining terms of more than one year. Certain of the Company's facility leases include renewal options, and most leases include provisions for rent escalation to reflect increased operating costs and/or require the Company to pay certain maintenance and utility costs. Rental expense under these operating leases for the six months ended June 30, 2000 and 1999 was $2,603,000 and $2,861,000, respectively.

Future minimum lease payments under noncancelable operating leases at June 30, 2000 were as follows:

Year Ending                                          Operating Site
December 31,          Office Facilities              Facilities                 Equipment                 Total
---------------------------------------------------------------------------------------------------------------
2000 (6 months)       $ 1,104,000                    $ 308,000                $1,174,000           $ 2,586,000
2001                    2,210,000                      641,000                   615,000             3,466,000
2002                    1,981,000                      635,000                   307,000             2,923,000
2003                    1,397,000                      330,000                     5,000             1,732,000
2004                      580,000                      238,000                        --               818,000
2005-2009                      --                      866,000                        --               866,000


8.       SUBSEQUENT EVENT

On May 14, 2000, the Company's new parent, US Xchange, Inc., a corporation wholly-owned by the Company's sole member, entered into a definitive merger agreement with Choice One Communications, Inc. ("Choice One"), a publicly-held company. Under terms of the agreement, Choice One exchanged 6.7 million shares of its common stock and $325 million in net cash for all of the outstanding common stock of the Company's parent. The merger was valued at approximately $525 million. In addition, as a condition of the merger, all of the holders of the 15% Senior Notes agreed to a redemption price equal to 109% of their principal amount plus accrued interest, if any, to the closing date of the merger. On August 1, 2000, the merger was completed.